EXHIBIT 10.25


                                CREDIT AGREEMENT

                THIS CREDIT  AGREEMENT  is made and entered  into as of June 17,
1997, by and between PANTERRA PETROLEUM, a Montana general partnership ("Borrower"), and COLORADO NATIONAL BANK, a national banking association (the "Bank").

                                    RECITALS

                A.  Borrower  and  the  Bank  wish to  enter  into  this  Credit
Agreement in order to provide for the terms upon which the Bank will make advances to Borrower and by which such advances will be governed.

                B. The advances will be secured by encumbrances on certain of Borrower's oil and gas properties.

                                    AGREEMENT

                IN CONSIDERATION of the following covenants, Borrower and the Bank agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                "Advance" means any advance made to Borrower pursuant to Section
2.01 hereof.

                "Agreement" means this Credit Agreement, as the same may be amended, extended, modified and/or restated from time to time.

                "Amortization Period" means the time period commencing on the day after the Conversion Date and ending on the fifth anniversary of the Conversion Date.

                "Base Rate" means the fluctuating interest rate per annum announced from time to time by the Bank as its base rate, which may not be the lowest interest rate charged by the Bank.

                "Base Rate Portion" means any portion of the unpaid principal balance of the Loan which is not a Fixed Rate Portion.

                "Borrowing Base" means, at any time, the aggregate loan value of the Oil and Gas Properties, as determined in accordance with the provisions of
Section 3.03 below;  provided  that the Borrowing  Base for the  Borrowing  Base
Period from the date of this Agreement through December 31, 1997 shall be $26,000,000, unless Borrower and the Bank hereafter mutually agree upon a different amount or unless the Borrowing Base is redetermined or reduced pursuant to Section 3.03 below prior to such date.

                "Borrowing Base Period" means: (a) the period from the date of this Agreement through December 31, 1997; (b) thereafter, each six-month period beginning on January 1 or July 1 of each year, until the January 1 or July 1 most nearly preceding the Maturity Date; and (c) the period from the January 1 or July 1 most nearly preceding the Maturity Date through the Maturity Date.

                "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Colorado on which banks are not required to be open for business in Denver, Colorado. Any Business Day in any way relating to any Fixed Rate Portion (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of the Bank, significant transactions in dollars are carried out in the interbank eurocurrency market.

                "Collateral" means any and all oil or gas properties, oil or gas interests and related assets and properties covered by any of the Collateral Documents.

                "Collateral Documents" means the deeds of trust, mortgages, chattel mortgages, assignments of proceeds, security agreements, financing statements, pledge agreements, assignments of and/or amendments to any of the foregoing and other instruments in form and substance satisfactory to the Bank executed by Borrower as provided in Section 5.01, granting to and perfecting in favor of the Bank first and prior liens on or security interests in any portion of the Oil and Gas Properties required by the Bank to be covered thereby.

                "Commitment Amount" means, at any time, the lesser of: (a) the Borrowing Base, or (b)(1) during the Revolving Period, $40,000,000, or (2) during the Amortization Period, the principal balance of all outstanding Advances as of the close of business on the Conversion Date, plus the face amount of all Letters of Credit outstanding as of the close of business on the Conversion Date, minus the aggregate amount of all principal payments required to be made on the Loan pursuant to the terms of Sections 2.04(a) and/or 3.02 below prior to the date as of which the determination of the "Commitment Amount" is being made.

                "Commitment Fee Rate" means 0.25 percentage point per annum.

                "Conversion Date" means: (a) June 30, 1999, or (b) such earlier date as may be elected by Borrower pursuant to Section 3.03 below.

                "Current Ratio" means, at any time and from time to time, the ratio of: (a) Borrower's current assets; to (b) Borrower's current liabilities (excluding current maturities of the Loan), all determined in accordance with GAAP.

                "Debt" means (a) indebtedness for borrowed money or for the deferred purchase price of property or services; (b) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, regarded as capital leases; (c) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) or (b) above; and (d) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                "Deductible Lease Expenses" means, for any calendar month, the following costs and expenses, to the extent such costs and expenses are actually paid by Borrower in respect of the Oil and Gas Properties (and not reimbursed to Borrower by others owning interests in said properties) during that calendar month: (a) costs (other than depreciation, depletion or amortization costs) incurred to operate and maintain, or, to the extent not a capital cost, to work over, wells and related equipment and facilities, including applicable operating costs of support equipment and facilities, incurred pursuant to a joint operating agreement (excluding delay rentals); (b) all royalty payments and other leasehold burdens payable out of production, except any such burdens created by, through or under Borrower after January 1, 1997; (c) all severance, ad valorem and similar taxes (excluding income taxes) assessed against either the proceeds of production or the value of remaining reserves and related personal property; and (d) all reasonable out-of-pocket costs incurred to deliver the product to the purchaser or to make it marketable (including payment of COPAS overhead but not including capital expenditures relating to the delivery of the product or making it marketable). Unless otherwise provided, Deductible Lease Expenses shall not include expenses associated with any amortization or impairment of capitalized costs.

                "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

                "Environmental Laws" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq., the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., the Clean Air Act, 42 U.S.C. Sec. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Sec. 300f et seq., the Atomic Energy Act, 42 U.S.C. Sec. 2011 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sec. 136 et seq. and the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended from time to time.

                "Event of Default" means any of the events described in Section
8.01 hereof.

                "Eurodollar Rate" means, with respect to each particular Fixed Rate Portion and the related Interest Period, the rate of interest per annum (expressed as a percentage) determined by the Bank, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are offered to the Bank at approximately 9:00 a.m., Denver, Colorado time, two Business Days prior to the first day of such Interest Period (by prime banks in the interbank eurocurrency market which have been selected by the Bank in accordance with its customary practices) for delivery on the first day of such Interest Period in an amount equal or comparable to the amount of such Fixed Rate Portion and for a period of time equal or comparable to the length of such Interest Period. The Eurodollar Rate determined by the Bank with respect to a particular Fixed Rate Portion shall be fixed at such rate for the duration of the associated Interest Period. If the Bank is unable so to determine the Eurodollar Rate for any Fixed Rate Portion, Borrower shall be deemed not to have elected such Fixed Rate Portion.

                "Fixed Rate" means, with respect to each particular Fixed Rate Portion and the associated Eurodollar Rate and Reserve Requirement, the rate of interest per annum calculated by the Bank (rounded upward, if necessary, to the next higher 0.01 percent) determined pursuant to the following formula:

    Fixed         =            Eurodollar Rate          + Fixed Rate
    Rate       1.00  -  Reserve Requirement                 Spread

If the Reserve Requirement changes during the Interest Period for a Fixed Rate Portion, the Bank may, at its option, either change the Fixed Rate for such Fixed Rate Portion or leave it unchanged for the duration of such Interest Period.

                "Fixed Rate Portion" means any portion of the outstanding principal balance of Advances made hereunder which Borrower designates as such in a Rate Election.

                "Fixed Rate Spread" means: (a) for any and all Rate Determination Periods as to which the Funded Debt/Partners' Capital Ratio is less than or equal to 30 percent, 0.75 percentage point per annum; (b) for any and all Rate Determination Periods as to which the Funded Debt/Partners' Capital Ratio is greater than 30 percent but less than or equal to 100 percent, 1.00 percentage points per annum; and (c) for any and all Rate Determination Periods as to which the Funded Debt/Partners' Capital Ratio is greater than 100 percent,
1.25 percentage points per annum.

                "Funded Debt/Partners' Capital Ratio" means, for any Rate Determination Period, the ratio, determined as of the end of the preceding Quarter, of: (a) the sum of: (1) Borrower's indebtedness for borrowed money (including without limitation the outstanding principal balance of the Loan plus the face amount of all outstanding Letters of Credit plus the outstanding principal balance of any and all Subordinated Debt), determined in accordance with GAAP, plus (2) Borrower's contingent liabilities, determined in accordance with GAAP, to (b)(1) Borrower's partners' equity, determined in accordance with GAAP, minus (2) Borrower's intangible assets, determined in accordance with GAAP. For example, the Funded Debt/Partners' Capital Ratio in effect for the Rate Determination Period commencing June 17, 1997 and ending August 15, 1997 will be calculated from Borrower's financial data as of the end of the Quarter ending March 31, 1997. The Funded Debt/Partners' Capital Ratio shall be increased or decreased in accordance with this definition only if Borrower notifies the Bank of such increase or decrease pursuant to Section 7.01(b)(7); provided, however, that the Bank may make such change without receiving notice from Borrower based upon information then available to the Bank, but the Bank will have no obligation to do so.

                "GAAP" means generally accepted accounting principles consistently applied, as determined by the Financial Accounting Standards Board from time to time, except that the cost basis of Borrower's oil and gas properties shall be based upon St. Mary Land & Exploration Company's cost basis in Borrower rather than upon the historic cost basis of such properties.

                "Gross Revenues" means, for any calendar month: (a) all proceeds of sales of oil, gas and other products actually received during that calendar month by Borrower from any of the Oil and Gas Properties, (b) any and all amounts actually received during that calendar month by Borrower as compensation or reimbursement for operating any of the Oil and Gas Properties, and (c) any and all other amounts actually received during that calendar month by Borrower that are attributable to any of the Oil and Gas Properties. Gross Revenues shall include, without limitation, all proceeds of sales of oil, gas and other products received by Borrower in connection with oil and/or gas wells included in the Oil and Gas Properties, whether drilled before or after the date hereof.

                "Hazardous Materials" means (a) crude oil, petroleum or petroleum products or natural gas, in each case after the capture and production thereof and to the extent so defined by an Environmental Law; (b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; and (c) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" under any applicable Environmental Law.

                "Hedging Obligations" means, with respect to Borrower, all liabilities of Borrower under: (a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and all other agreements and arrangements designed to protect Borrower against fluctuations in interest rates, or (b) commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect Borrower against fluctuations in the price of oil, gas or other hydrocarbons owned by Borrower.

                "Interest Period" means, with respect to each particular Fixed Rate Portion, a period of one, two, three or six months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day) and ending on but not including the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day. No Interest Period may be elected which would end after the Maturity Date.

                "Letter of Credit" means a standby letter of credit requested by Borrower and issued by the Bank pursuant to Article II below.

                "Loan" means the funds advanced to Borrower by the Bank hereunder and the Letters of Credit issued by the Bank at the request of Borrower as provided herein.

                "Loan Documents" shall mean this Agreement, the Note, the Letters of Credit, applications for Letters of Credit, the Collateral Documents and any other documents executed by any Obligated Person pursuant hereto.

                "Maturity Date" means the earlier of: (a) the fifth anniversary of the Conversion Date, or (b) such date on which the Loan is payable in full by reason of the occurrence of an Event of Default, as established pursuant to
Section 8.01 below.

                "Minimum Payment" means: (a) with respect to any Payment Date during the Revolving Period and the first Payment Date during the Amortization Period, the amount of interest accrued through such Payment Date; (b) with respect to the next 12 Payment Dates during the Amortization Period: (1) 2.00 percent of the sum of the outstanding principal balance of all Advances as of the close of business on the Conversion Date, plus (2) the amount of interest accrued through such Payment Date; (c) with respect to the next 12 Payment Dates during the Amortization Period: (1) 1.75 percent of the sum of the outstanding principal balance of all Advances as of the close of business on the Conversion Date, plus (2) the amount of interest accrued through such Payment Date; (d) with respect to the next 12 Payment Dates during the Amortization Period: (1)
1.6 percent of the sum of the outstanding principal balance of all Advances as of the close of business on the Conversion Date, plus (2) the amount of interest accrued through such Payment Date; (e) with respect to the next 12 Payment Dates during the Amortization Period: (1) 1.5 percent of the sum of the outstanding principal balance of all Advances as of the close of business on the Conversion Date, plus (2) the amount of interest accrued through such Payment Date; (f) with respect to the next 11 Payment Dates during the Amortization Period: (1)
1.4 percent of the sum of the outstanding principal balance of all Advances as of the close of business on the Conversion Date, plus (2) the amount of interest accrued through such Payment Date; and (g) with respect to the Maturity Date, the outstanding principal balance of the Loan plus interest accrued through the Maturity Date.

                "Net Revenues" means, for any calendar month, Gross Revenues for that calendar month less Deductible Lease Expenses for that calendar month.

                "Note" means the Promissory Note of even date herewith, made by Borrower, payable to the order of the Bank, in the form of Exhibit A attached hereto and made a part hereof, which Note shall evidence the Loan.

                "Obligated Persons" means Borrower and/or any other Person who hereafter guaranties or otherwise becomes liable in any way for the obligations of Borrower hereunder.

                "Oil and Gas Properties" means from time to time, all oil and/or gas properties, pipelines, gathering systems, gas plants and related interests owned by Borrower.

                "Payment Date" means the last Business Day of each month, commencing June 30, 1997.

                "Permitted Investment" means:

                         (a)   Any evidence of indebtedness issued or guaranteed
by the United StatesGovernment, maturing not more than one year after the date of acquisition by Borrower; or

                         (b)  Commercial  paper,  maturing  not more  than  nine
months from the date of issuance thereof, which is issued by: (i) a corporation (other than an affiliate of Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or (ii) the Bank or its parent company; or

                         (c) Any certificate of deposit,  maturing not more than
one year from the date of issuance thereof, which is issued by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000; or

                         (d   Any  repurchase  agreement  entered  into  with  a
commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000, which: (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100 percent of the repurchase obligation of such commercial banking institution thereunder; or

                         (e)    Any  deposit  account  at  a commercial  banking
institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000; or

                         (f)      Hedging Obligations of Borrower; or

                         (g)      Any  investment  involving  the   exploration,
development, drilling or re-working of Borrower's oil and/or gas properties or the acquisition of additional oil and/or gas properties by Borrower;

                         (h)      Any other investment owned  by  Borrower as of
the date of this Agreement, so long as Borrower does not increase such investment after the date hereof.

                "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

                "Quarter" shall mean each three-month period ending on any March 31, June 30, September 30 or December 31 during the term hereof.

                "Rate Determination Period" means the time period from June 17, 1997 through August 15, 1997, and each subsequent three-month period, commencing on the day after the end of the prior period and ending three months thereafter, e.g., August 16, 1997 through November 15, 1997, November 16, 1997 through February 15, 1998, etc.

                "Rate Election" has the meaning given such term in Section 2.09 below.

                "Reserve Requirement" means, on any day with respect to each particular Fixed Rate Portion, the maximum reserve requirement, as determined by the Bank (including without limitation any basic, emergency, supplemental, marginal or similar reserves), expressed as a decimal and rounded to the next higher 0.0001, which would then apply to the Bank under Regulation D with respect to "Eurocurrency liabilities" (as such term is defined in Regulation D) equal in amount to such Fixed Rate Portion, were the Bank to have any such "Eurocurrency liabilities". If such reserve requirement shall change after the date hereof, the Reserve Requirement shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

                "Revolving Period" means the time period from the date of this Agreement through the Conversion Date.

                "St. Mary" means St. Mary Land & Exploration Company, a Delaware corporation.

                "Subordinated Debt" means the indebtedness and other obligations of Borrower to any third party, to the extent that the rights of any such third party to enforce the indebtedness and other obligations of Borrower thereunder have been subordinated to the rights of the Bank hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to the Bank.

                "Working Capital" means: (a) the aggregate current assets of Borrower, minus (b) the aggregate current liabilities of Borrower (excluding current maturities of the Loan), all determined in accordance with GAAP.

                "Year" means the calendar year.

                Section 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each means "to but excluding" and the word "through" means "to and including."

                Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.


                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOAN

                Section 2.01. The Loan. (a) Subject to the terms and conditions hereof, the Bank agrees to: (1) make advances to Borrower from time to time at the request of Borrower upon at least one Business Day's notice to the Bank from Borrower; and (2) issue Letters of Credit from time to time requested upon written notice to the Bank from Borrower no later than five days prior to the requested date of issuance of each such Letter of Credit; provided that the Bank shall not have any obligation to: (A) make any Advance (except Advances made pursuant to Section 2.01(c) below) or issue any new Letter of Credit after the Conversion Date; (B) make any Advance in an amount less than $50,000; (C) make any Advance or issue or renew any Letter of Credit, if, after the making of such Advance or the issuance or renewal of such Letter of Credit, the aggregate amount of all Advances outstanding hereunder plus the face amount of all Letters of Credit outstanding hereunder would exceed the Commitment Amount; or (D) issue or renew a Letter of Credit which does not expire prior to the Maturity Date. Within the limitation of the Commitment Amount and subject to the other terms and provisions hereof, Borrower may borrow, repay and reborrow hereunder.

                         (b)  Each  request  by  Borrower  for the issuance of a
Letter of Credit shall be in the form of Exhibit D attached hereto and made a part hereof, sent by Borrower to the Bank, and accompanied by an application for issuance of a letter of credit on the Bank's then-standard form, duly executed by Borrower.

                         (c) Each  payment  by the Bank  under or in  connection
with a Letter of Credit shall be deemed to be an Advance bearing interest from the date of such payment, shall be entitled to all benefits of the Collateral Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

                Section 2.02. Conditions. Notwithstanding any other provision of this Agreement, the Bank shall not be required to make the initial Advance or any subsequent Advance hereunder or to issue any Letter of Credit hereunder if the conditions precedent to the making of the Loan specified in Article IV hereof have not been satisfied.

                Section 2.03. Interest Rates. Borrower shall pay interest on the outstanding unpaid principal amount of the Loan, from the date of the initial Advance until all principal amounts hereunder have been repaid in full, all Letters of Credit have been cancelled and this Agreement has been terminated, at an interest rate per annum equal to: (a) up to and including the Maturity Date:
(1) as to the Base Rate Portion, at a fluctuating annual rate, adjustable as of the day of any change, equal to the Base Rate; and (2) as to each Fixed Rate Portion, at an annual rate equal to the Fixed Rate for that Fixed Rate Portion; and (b) from and after the Maturity Date, at the Base Rate plus four percentage points, but in no event less than the Base Rate in effect on the Maturity Date plus four percentage points.

                Section 2.04.  Payments and Computations.
                         (a) On each Payment Date, Borrower shall make a payment
to the Bank in the amount of the Minimum Payment, subject to adjustment as otherwise set forth in this Agreement, including without limitation as described in Section 3.02 below.

                         (b)      Borrower shall make each payment hereunder and
under the Note not later than 12:00 noon (Denver, Colorado time) on the day when due in lawful money of the United States of America to the Bank at its office at 633 Seventeenth Street, Denver, Colorado 80202 or at any other location designated by the Bank.

                         (c)      All computations of  interest shall be made by
the Bank on the basis of a year of 365 or 366 days, as applicable, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided that, as to any and all Fixed Rate Portions, computations of interest shall be made by the Bank on the basis of a year of 360 days and the actual number of days elapsed.

                         (d) Except as otherwise provided in this Agreement with
respect to Fixed Rate Portions, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension.

                Section 2.05. Termination of Agreement. Borrower shall have the right at any time and from time to time, upon not less than three business days' prior written or telegraphic notice to the Bank, to terminate this Agreement. Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Note in full and cause all Letters of Credit to be terminated. Except as otherwise provided in this Agreement with respect to Fixed Rate Portions, any such prepayment shall be without penalty or premium.

                Section 2.06. Use of Proceeds. Proceeds of the Loan shall be used by Borrower exclusively for: (a) the repayment of Borrower's existing loan from Wells Fargo Bank (Texas), N.A., and (b) the financing of Borrower's working capital requirements and capital expenditures relating to (including without limitation the issuance of Letters of Credit in connection with) the acquisition, exploration and development of oil and gas properties. In no event shall the funds from the Loan be used directly or indirectly for the purpose of purchasing, acquiring or carrying any "margin stock" (as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any margin stock.

                Section 2.07. Prepayment of the Loan. (a) During the Revolving Period, Borrower shall have the right to prepay the principal amount of the Loan at any time as provided herein; provided that Borrower will not reduce the unpaid principal balance of the Loan to an amount less than $10,000. Partial prepayments shall be in the amount of $50,000 or integral multiples thereof. Except as set forth in Section 2.05 above or as set forth elsewhere in this Agreement with respect to Fixed Rate Portions, each prepayment shall be without premium or penalty. All prepayments shall first be applied to any and all accrued interest and unpaid fees and then to unpaid principal.

                         (b) During the Amortization Period, Borrower shall have
the right to prepay the principal amount of the Loan at any time as provided herein, upon at least two Business Days' prior notice to the Bank. Partial prepayments shall be in the amount of $50,000 or integral multiples thereof. Except as set forth in Section 2.05 above and except as otherwise provided in this Agreement with respect to Fixed Rate Portions, each prepayment shall be without premium or penalty. All prepayments shall first be applied to any and all accrued interest and unpaid fees and then to unpaid principal. Prepayments will be applied to installment payments of principal in the inverse order of approaching maturities, unless otherwise agreed between Borrower and the Bank.

                Section 2.08. Fees. (a) Borrower shall pay to the Bank, within 15 days after the end of: (1) each Quarter through the Quarter prior to the Quarter in which the Conversion Date occurs, and (2) the period beginning on the first day of the Quarter in which the Conversion Date occurs and ending on the Conversion Date, a commitment fee in an amount equal to: (A) the applicable Commitment Fee Rate, times (B) the excess of the Commitment Amount over the aggregate outstanding principal balance of all Advances plus the face amount of all outstanding Letters of Credit, computed on a daily basis for such Quarter (or other period) for which such commitment fee is being paid.

                         (b)     Borrower shall pay to the Bank, with respect to
each Letter of Credit a fee in an amount equal to the greater of: (i) one percent per annum times the face amount of such Letter of Credit, or (ii) $500.00, which fee shall be payable at the time of issuance (and again at the time of any renewal) of such Letter of Credit.

                Section 2.09. Rate Elections. Borrower may from time to time designate all or any portion of the outstanding principal balance of all Advances (including any yet-to-be-made Advances which are to be made prior to or at the beginning of the designated Interest Period but excluding any portion of such Advances required to be repaid prior to the end of the designated Interest Period) as a Fixed Rate Portion; provided that, without the consent of the Bank, Borrower may make no such election during the continuance of a Default and Borrower may make such an election with respect to an already existing Fixed Rate Portion only if such election will take effect at or after the termination of the Interest Period applicable to such already existing Fixed Rate Portion. Each election by Borrower of a Fixed Rate Portion shall:

                (a) Be made in writing in the form and substance of the "Rate Election" attached hereto as Exhibit E, duly completed;

                (b) Specify the amount of the outstanding principal balance of all Advances which Borrower desires to designate as a Fixed Rate Portion, the first day of the Interest Period which is to apply thereto, and the length of such Interest Period; and

                (c) Be received by the Bank not later than 10:00 a.m., Denver, Colorado time, on the second Business Day preceding the first day of the specified Interest Period.

Each election which meets the requirements of this Section 2.09 (herein called a "Rate Election") shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of "Interest Period" in Section 1.01, and the amount of the Fixed Rate Portion elected in any Rate Election must be an integral multiple of $100,000. Upon the termination of each Interest Period, the portion of the Loan theretofore constituting the related Fixed Rate Portion shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Base Rate Portion and become subject to all provisions of the Loan Documents governing the Base Rate Portion. Borrower shall have no more than five Fixed Rate Portions in effect at any time.

                Section 2.10. Increased Cost of Fixed Rate Portions. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

                        (a) Shall change the basis of taxation of payments to the Bank of any principal, interest, or other amounts attributable to any Fixed Rate Portion or otherwise due under this Agreement in respect of any Fixed Rate Portion (other than taxes imposed on the overall net income of the Bank or any lending office of the Bank by any jurisdiction in which the Bank or any such lending office is located); or

                         (b)  Shall  change,   impose,  modify,  apply  or  deem
applicable any reserve, special deposit or similar requirements in respect of any Fixed Rate Portion (excluding those for which the Bank is fully compensated pursuant to adjustments made in the definition of Fixed Rate) or against assets of, deposits with or for the account of, or credit extended by, the Bank to the extent the same relate to a Fixed Rate Portion; or

                         (c)  Shall   impose  on  the  Bank  or  the   interbank
eurocurrency deposit market any other condition affecting any Fixed Rate Portion, the result of which is to increase the cost to the Bank of funding or maintaining any Fixed Rate Portion or to reduce the amount of any sum receivable by the Bank in respect of any Fixed Rate Portion by an amount deemed by the Bank to be material;

then: (x) the Bank shall promptly notify Borrower in writing of the happening of such event, (y) Borrower shall upon demand pay to the Bank such additional amount or amounts as will compensate the Bank for any such event (on an after-tax basis), and (z) Borrower may elect, by giving to the Bank not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion.

                         Section 2.11  Availability. If the Bank shall determine
(which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower and the Bank) that: (a) the introduction of or any change in or in the interpretation of any law, treaty, rule or regulation makes it unlawful or impracticable, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any Fixed Rate Portion or shall materially restrict the authority of the Bank to purchase or take offshore deposits of dollars (i.e., "eurodollars"), or (b) matching deposits appropriate to fund or maintain any Fixed Rate Portion are not available to it, or (c) the formula for calculating the Eurodollar Rate does not fairly reflect the cost to the Bank of making or maintaining loans based on such rate, then Borrower's right to elect Fixed Rate Portions shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Fixed Rate Portions (or portions thereof) which are then outstanding or are then the subject of any Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain part of the Base Rate Portion. Borrower agrees to indemnify the Bank and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration.

         Section 2.12.  Reimbursable Taxes.  Borrower covenants and agrees that:

                    (a) Borrower will indemnify the Bank against, and reimburse the Bank for, all present and future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed, assessed, levied or collected on or in respect of this Agreement insofar as it pertains to a Fixed Rate Portion or any Fixed Rate Portions (whether or not legally imposed, assessed, levied or collected), but excluding taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "Reimbursable Taxes"). Such indemnification shall be on an after-tax basis, taking into account any income taxes imposed on the amounts paid as indemnity.

                         (b) All  payments by  Borrower on account of  principal
of, and interest on, the Loan and all other amounts payable by Borrower to the Bank hereunder shall be made in full without set-off or counterclaim and shall be made free and clear of and without deduction or withholding for any Reimbursable Taxes, all of which shall be for the account of Borrower. In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Reimbursable Taxes pursuant to any applicable law, rule or regulation, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to ensure that the amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required. If Borrower shall make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to the Bank an official receipt or other official document evidencing payment of such deduction or withholding.

                         (c)  If   Borrower   is  ever   required   to  pay  any
Reimbursable Tax with respect to any Fixed Rate Portion, Borrower may elect, by giving to the Bank not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion, but such election shall not diminish Borrower's obligation to pay all Reimbursable Taxes.

                Section 2.13. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify the Bank against, and reimburse the Bank on demand for, any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to make, continue or maintain any Fixed Rate Portion or any Advance) as a result of: (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or any portion of a Fixed Rate Portion on a date other than the scheduled last day of the Interest Period applicable thereto; (b) any payment or prepayment, whether required hereunder or otherwise, of the Loan made after the delivery, but before the effective date, of a Rate Election, if such payment or prepayment prevents such Rate Election from becoming fully effective; (c) the failure of any Advance to be made or of any Rate Election to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Obligated Person; or (d) any conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Fixed Rate Portion into the Base Rate Portion or into a different Fixed Rate Portion on a day other than the day on which the applicable Interest Period ends.

                Section 2.14. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any law, rule or regulation, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, then, upon demand by the Bank, Borrower will pay to the Bank, from time to time as specified by the Bank, such additional amount or amounts which the Bank shall determine to be appropriate to compensate the Bank or any corporation controlling the Bank in light of such circumstances, to the extent that the Bank reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based upon the existence of the Loan or the Bank's commitments under this Agreement or the existence of the Letters of Credit issued hereunder.


                                   ARTICLE III

                           OFFSET; INCREASED PAYMENTS

                Section 3.01. Bank Accounts and Offset. To secure the repayment of the Loan, Borrower hereby grants to the Bank a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to the Bank from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with the Bank, and (c) any other credits and claims of Borrower at any time existing against the Bank, including without limitation claims under certificates of deposit; provided that the foregoing shall not apply to amounts which Borrower is holding as trustee for the benefit of any third party. Upon the occurrence of any Event of Default, the Bank is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the Loan (whether or not the Loan is then due and payable).

                Section 3.02. Increased Payments. At any time after the occurrence of an Event of Default, the Bank shall have the right, in its sole discretion, upon written notice to Borrower, to require that future monthly payments of principal and interest made by Borrower pursuant to this Agreement be in an amount equal to the greatest of: (a) the amount set forth in Section 2.04, (b) up to 70 percent of Gross Revenues for the calendar month two months prior to the calendar month in which such payment is due, or (c) up to 100 percent of Net Revenues for the calendar month two months prior to the calendar month in which such payment is due; provided that any such payments shall be in addition to any amounts payable pursuant to Section 3.03 below.

                Section   3.03.    Periodic    Reviews   and   Borrowing    Base
Determinations. As of approximately January 1 and July 1 of each year, commencing January 1, 1998, through the Maturity Date, and at such other times as the Bank may determine, the Bank will perform a review of the Oil and Gas Properties and will determine the Borrowing Base, taking into account such factors as the Bank in its reasonable discretion deems appropriate. The Bank will give notice to Borrower (as of approximately 10 days prior to the effective date of any new determination of the Borrowing Base pursuant hereto), of the amount of the new Borrowing Base; provided that Borrower shall have the right, by giving notice to the Bank, to make an election to reduce the Borrowing Base to an amount less than the amount so determined by the Bank; provided further that, as to any Borrowing Base Period for which Borrower has so elected to reduce the Borrowing Base, not more than once during such Borrowing Base Period, Borrower shall have the right, by giving notice to the Bank, to elect to increase the Borrowing Base to an amount not greater than the Borrowing Base originally determined by the Bank for such Borrowing Base Period, so long as no Default has occurred and is continuing at the time of such election and Borrower pays to the Bank at that time the additional amount of the commitment fee payable pursuant to Section 2.08(a) above as if the increased Borrowing Base elected by Borrower had been in effect at all times from and after the first day of such Borrowing Base Period.

                      If, at the time of any determination of the Borrowing Base or at any other time, the then-outstanding principal balance of all Advances plus the face amount of all Letters of Credit outstanding hereunder exceeds the Commitment Amount, Borrower shall, within 30 days of any such determination: (a) mortgage, by instruments satisfactory in form and substance to the Bank, sufficient additional available assets or properties owned by Borrower and satisfactory to the Bank to induce the Bank to make a re-determination of the Borrowing Base which causes the Commitment Amount to be increased by an amount sufficient to eliminate such excess; or (b) prepay the outstanding principal balance of the Loan in an amount at least equal to the amount of such excess; or
(c) commence (and thereafter continue) an amortization schedule under which Borrower repays the Loan in an amount at least equal to the excess in six equal monthly principal installments on the last Business Day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months; or (d) if the Conversion Date has not yet occurred, elect to have the Conversion Date occur immediately. Failure by Borrower to comply with the foregoing shall be deemed an Event of Default hereunder.


                                   ARTICLE IV

                              CONDITIONS OF LENDING

                Section 4.01. Conditions Precedent to the Initial Advance. The obligation of the Bank to make the initial Advance is subject to the receipt by the Bank of the following in form, substance and date satisfactory to the Bank:

                         (a)  The Note, duly executed by Borrower;

                         (b) A certificate  of the general  partners of Borrower
in the form of Exhibit B
attached hereto and made a part hereof, which shall contain the names and signatures of the persons entitled to execute the Loan Documents on behalf of Borrower and which shall certify to the truth, correctness and completeness of a copy of the partnership agreement of Borrower and all amendments thereto;

                         (c)  To  the  extent  not   heretofore   executed   and
delivered, the Collateral Documents, duly executed by Borrower, and recorded or filed by the Bank or at the Bank's direction;

                         (d) A compliance  certificate  in the form of Exhibit C
attached hereto and made a
part hereof;

                         (e)  Evidence  satisfactory  to the Bank of  Borrower's
title to the properties
subject to the Collateral Documents, which title shall be free and clear of liens, encumbrances and defects, except for liens and encumbrances in favor of the Bank; and

                         (f) Any other documents and instruments  which the Bank
shall have reasonably requested including, without limitation: partnership and corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of the Obligated Persons and other persons as to: (1) the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in this Agreement,
(2) the satisfaction of all conditions contained herein or therein, and (3) all other matters pertaining hereto.

                Section 4.02. Additional Conditions Precedent to the Advances. The obligation of the Bank to make the initial Advance and any and all subsequent Advances and to issue any and all Letters of Credit is subject to the satisfaction of the following conditions precedent:

                         (a)     Any and all representations and warranties made
by Borrower in this Agreement or in any of the other Loan Documents shall be true on and as of the date of the requested Advance as if such representations and warranties had been made on such date;

                         (b)  There shall not exist on the date of the requested
Advance or the date of issuance of the Letter of Credit any Event of Default under this Agreement or any event or condition that, with the giving of notice, the lapse of time, or both, would be an Event of Default under this Agreement; and

                         (c)     Borrower shall have performed and complied with
all agreements and conditions herein required to be performed or complied with on or prior to the date of the requested Advance or the date of issuance of the requested Letter of Credit.


                                    ARTICLE V

         SECURITY Section 5.01. Security. Payment of the Note and all other obligations of Borrower hereunder shall be secured by liens on and security interests in the Collateral, as created pursuant to the Collateral Documents. To the extent the Collateral Documents have not heretofore been recorded or filed, the Bank will record or file (or cause to be recorded or filed) the Collateral Documents at Borrower's expense promptly after execution and delivery thereof. Borrower agrees that, at any time, at the Bank's request, Borrower will promptly execute and deliver any mortgages, deeds of trust, assignments, financing statements or any other documents as may be necessary to create and perfect enforceable liens or security interests in favor of the Bank on any or all of the Oil or Gas Properties owned by Borrower as to which the Bank requests that such liens and security interests be created and perfected.

                Section 5.02. Perfection and Protection of Security Interests and Liens. Borrower will cause to be delivered to the Bank from time to time any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower, in form and substance satisfactory to the Bank for the purpose of creating, perfecting or protecting liens, pledges, security interests and assignments in favor of the Bank in and to any of the Oil and Gas Properties identified by the Bank.

                Section 5.03. Security Opinions. From time to time during the term hereof, Borrower will deliver such opinions regarding the Collateral, from counsel and in form and content reasonably satisfactory to the Bank, as the Bank may reasonably request, including without limitation opinions confirming that the nature and extent of Borrower's title to the Collateral covered by the Collateral Documents as provided in Section 5.01 (expressly including the Borrower's working and net revenue interests therein) conform to the assumptions used by the Bank in evaluating the Collateral and that, pursuant to the Collateral Documents, first enforceable liens thereon have been duly created and perfected in favor of the Bank.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                Section 6.01. Representations and Warranties of Borrower. To induce the Bank to enter into this Agreement and to make the Loan, Borrower represents and warrants to the Bank (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Note and termination of this Agreement) that:

                         (a)      Existence;  Standing.  Borrower is  a  general
partnership duly organized, validly existing and in good standing under the laws of the State of Montana.

                         (b)      Qualification to  Do Business.  Each Obligated
Person is duly qualified to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on its business.

                         (c)      Due Authorization. The execution, delivery and
performance by Borrower of this Agreement, the Note and the other Loan Documents to which it is a party are within its powers, have been duly authorized by all necessary action, and do not contravene Borrower's organizational documents or any law or any contractual restriction binding on or affecting Borrower.

                         (d)    Approvals. No authorization or approval or other
action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Obligated Person of the Loan Documents to which each is a party.

                         (e)    Binding Obligations.  This Agreement is, and the
Note, the Collateral Documents and all other Loan Documents to which Borrower is a party, when executed and delivered hereunder, will be, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

                         (f)  Financial Statements.The balance sheet of Borrower
as of March 31, 1997, and the related statements of income, retained earnings and cash flows of Borrower for the fiscal period then ended, copies of which have been furnished to the Bank, fairly present the financial condition of Borrower as at such date and the results of the operations of Borrower for the period ended on such date, all in accordance with GAAP. Since the date of said financial statements, there has been no material adverse change in the financial condition or operations of Borrower which has not been disclosed to the Bank in writing.

                         (g)   Use of Proceeds. None of the proceeds of the Loan
will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities and Exchange Act of 1934.

                         (h)    Regulation U.  No Obligated Person is engaged in
the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and none of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                         (i)    Other Obligations.  No Obligated Person has with
respect to the Collateral any outstanding indebtedness, obligations, liabilities (including contingent, indirect and secondary liabilities and obligations), tax assessments against it, or unusual forward or long-term commitments, or, with respect to its other properties which are, in the aggregate, material (defined as being in excess of $10,000) with respect to the financial condition of such Obligated Person and, in either case, not shown in the financial statements referred to in Section 6.01(f) above or in other writings heretofore delivered by Borrower or such Obligated Person to the Bank.

                         (j)      Full Disclosure.  No certificate, statement or
other information delivered herewith or heretofore by any Obligated Person to the Bank in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Obligated Person necessary to make the statements contained herein or therein not misleading as of the date presented. There is no fact known to any Obligated Person that such Obligated Person has not disclosed to the Bank in writing which could materially and adversely affect the properties, business, prospects or condition (financial or otherwise) of such Obligated Person.

                         (k)      No Litigation.  Except as heretofore disclosed
to the Bank in writing, there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of Borrower, threatened against any Obligated Person at law or in equity or before any federal, state, municipal or other governmental department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, and there are no outstanding judgments, injunctions, writs, rulings or orders by any court or governmental body against any Obligated Person, any of their respective partners, shareholders, directors or officers, which relate to the Collateral, or, with respect to any Obligated Person generally, which do or may materially and adversely (defined as being in excess of $10,000) affect any Obligated Person, their respective ownership or use of any of their respective assets or properties, their respective businesses or financial condition or prospects, or the right or ability of any Obligated Person to enter into any of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or to perform their respective obligations hereunder or in connection herewith.

                         (l)      No ERISA Liability.  Borrower has no knowledge
of the occurrence of any event with respect to any ERISA Plan which could result in a liability of any Obligated Person to the Pension Benefit Guaranty Corporation, other than the payment of premiums (but no late payment charge) pursuant to Section 4007 of ERISA.

                         (m)       Title  to Properties.  Borrower  has good and
defensible title to the interests in oil and gas wells, properties and assets which are subject to the Collateral Documents, free and clear of all liens, encumbrances, options, charges and assessments other than those disclosed to the Bank in writing prior to the actual execution hereof by Borrower, except minor irregularities and defects of title which are not such as to cause: (1) Borrower's use or enjoyment of the Collateral to be diminished, or (2) the marketability of Borrower's title to the Collateral to be limited or impaired.

                         (n)       Drilling  and  Operations.  To  the  best  of
Borrower's knowledge, except as heretofore disclosed to the Bank in writing, the oil and gas wells identified in the Collateral Documents have been drilled and operated in all material respects in accordance with the terms of relevant leases and agreements and applicable federal, state and local laws and regulations and are bottomed on and producing from the drilling and spacing units or blocks therefor.

                         (o)    Environmental Matters. To the best of Borrower's
knowledge, except as previously disclosed by Borrower to the Bank in writing:

                         (1) The Oil and Gas Properties do not contain, and have
not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials which would interfere with the continued operation of any of the Oil and Gas Properties or impair the fair saleable value thereof;

                         (2) The Oil and Gas  Properties  and all operations and
facilities located at the Oil and Gas Properties are in compliance with all Environmental Laws, and there are no Hazardous Materials located on, in or under the Oil and Gas Properties which would interfere with the continued operation of any of the Oil and Gas Properties or impair the fair saleable value of any thereof;

                         (3) Borrower has not received any complaint,  judgment,
notice of violation, alleged violation, investigation or advisory action of potential liability or of potential responsibility regarding environmental protection matters or permit compliance under the Environmental Laws with regard to the Oil and Gas Properties, nor is Borrower aware that any governmental authority is contemplating delivering to Borrower any such notice. Borrower is not aware of any condition or occurrence on the Oil and Gas Properties that could form the basis of any complaint, judgment, notice of violation, alleged violation, investigation or advisory action of potential liability or of potential responsibility regarding environmental protection matters or permit compliance under the Environmental Laws with regard to the Oil and Gas Properties;

                         (4) Hazardous Materials have not been generated,  used,
treated, stored, handled, released or disposed of, as defined under the Environmental Laws, at, on or under any of the Oil and Gas Properties, nor have any Hazardous Materials been transported from the Oil and Gas Properties to any other location, nor have any Hazardous Materials from the Oil and Gas Properties been used, treated, stored, handled, released or arranged for disposal of or disposed of at any other location, other than crude oil and natural gas produced on and transported from the Oil and Gas Properties and Hazardous Materials customarily used in oil and gas operations which would not interfere with the continued operation of any of the Oil and Gas Properties or impair the fair saleable value of any thereof; and


                         (5) There are no governmental,  administrative  actions
or judicial proceedings, including private party actions, pending or contemplated under any Environmental Laws to which Borrower is or, to Borrower's best knowledge, will be named as a party with respect to the Oil and Gas Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Oil and Gas Properties.


                                   ARTICLE VII

                              COVENANTS OF BORROWER

                Section 7.01. Affirmative Covenants. So long as the Note or any other amounts due the Bank hereunder shall remain unpaid or any Letters of Credit remain outstanding, Borrower will, unless the Bank shall otherwise consent in writing:

                         (a)  Payment and Performance. Pay all amounts due under
the Loan Documents in accordance with the terms thereof and observe, perform and comply with every covenant, term and condition therein, express or implied.

                         (b)  Books, Financial Statements and Reports.  Maintain
a standard system of accounting and furnish or cause to be furnished to the Bank the following statements and reports at Borrower's expense:

                                   (1)    As soon as available, and in any event
within 120 days after the end of each fiscal year of Borrower, complete financial statements for Borrower, prepared in reasonable detail in accordance with GAAP. These financial statements shall contain balance sheets as of the end of such fiscal year and statements of earnings, of changes in financial position, and of changes in stockholders' or members' equity for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year. Borrower's annual financial statements shall be accompanied by a report of the chief financial officer of Borrower or an authorized officer of the managing general partner of Borrower attesting to the authenticity of such financial statements, showing the calculation of (and Borrower's compliance with) all applicable financial covenants, and confirming that there existed no condition or event, at the end of such fiscal year or at the time of the report, which constituted an Event of Default, or, if any such condition or event existed, specifying the nature and period of existence of any such condition or event. The annual financial statements of Borrower shall be audited by an independent certified public accountant acceptable to the Bank (and a copy of an unqualified audit opinion by such certified public accountant shall be delivered to the Bank with such financial statements).

                                   (2)    As soon as available, and in any event
within 60 days after the end of each Quarter (except the last Quarter of each Year), complete financial statements for Borrower, prepared in reasonable detail in accordance with GAAP, and signed by the chief financial officer of Borrower or an authorized officer of the managing general partner of Borrower and consisting of at least a balance sheet as at the close of such Quarter, and statements of earnings, cash flow, changes in financial position and changes in stockholders' equity for such Quarter and for the period from the beginning of the Year to the close of such Quarter. Borrower's quarterly financial statements shall be accompanied by a report of the chief financial officer of Borrower or an authorized officer of the managing general partner of Borrower attesting to the authenticity of such financial statements, showing the calculation of (and Borrower's compliance with) all applicable financial covenants, and confirming that there existed no condition or event, at the end of such Quarter or at the time of the report, which constituted an Event of Default, or, if any such condition or event existed, specifying the nature and period of existence of any such condition or event.

                                   (3)      Within 90 days after the end of each
Year, an estimate of the cash flow of Borrower for the then-current Year, giving details as to anticipated revenues, expenses and cash receipts and disbursements for such Year.

                                   (4)    By November 15 of each Year,commencing
November 15, 1997, an engineering report and economic evaluation prepared by one or more petroleum engineers chosen by Borrower and acceptable to the Bank, prepared as of the subsequent December 31, in form and substance satisfactory to the Bank, covering all Oil and Gas Properties and setting forth the estimated proven and producing and proven and nonproducing oil and gas reserves attributable thereto, and accompanied by Borrower's projection of the rate of production therefrom for the life thereof.

                                   (5)     Within 90  days after the end of each
Quarter, commencing with the Quarter ending March 31, 1997, a production report for each calendar month during such Quarter, on a well-by-well basis, indicating, for all oil or gas properties included in the Collateral or otherwise owned by Borrower, amounts and types of production sold, the unit sale price and gross proceeds of such sales, and the amounts of operating expenses, capital expenditures and other amounts expended on such properties.

                                   (6)   Promptly upon their becoming available,
copies of all financial statements, material reports, material notices, proxy statements and other material information sent by any Obligated Person to their respective shareholders and all registration statements, material periodic reports and other material statements and schedules filed by any Obligated Person with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

                                   (7)    As soon as available, and in any event
within 45 days after the end of each Quarter, a certificate signed by the chief financial officer of Borrower showing, in detail satisfactory to the Bank, Borrower's calculation of the Funded Debt/Partners' Capital Ratio as of the end of such Quarter.

                         (c)      Other Information and Inspections.  Furnish to
the Bank any information which the Bank may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the business and operations of Borrower. In addition, Borrower will permit representatives appointed by the Bank, including independent accountants, agents, attorneys, appraisers and any other persons, upon prior notice, to visit and inspect during normal business hours any of the properties of Borrower, including its books of account, other books and records, and any facilities or other business assets, and to make copies therefrom, photocopies thereof and photographs thereof, and to write down and record any information such representatives obtain. Borrower shall permit the Bank or its representatives to investigate and verify the accuracy of the information furnished to the Bank under or in connection with the Loan Documents and to discuss all such matters with Borrower's officers, employees and representatives.

                         (d)     Notice of Material Events.  Promptly notify the
Bank: (1) of any material adverse change in the financial condition of any Obligated Person, (2) of the occurrence of an Event of Default hereunder, (3) of the occurrence of any acceleration of the maturity of any indebtedness owed by any Obligated Person, or of any default under any indenture, mortgage, agreement, contract or other instrument to which any Obligated Person is a party or by which any of them is bound, if such acceleration or default might result in a material adverse claim (which shall include, without limitation, any claim of $100,000 or more) asserted against any Obligated Person or with respect to any of their respective properties, (4) of the occurrence of a Reportable Event (as such term is defined in Title IV of ERISA) with respect to any ERISA Plan, and (5) of the filing of any suit or proceeding against any Obligated Person in which an adverse decision could have a material adverse effect upon its financial condition or upon its business and operations. Without limitation, any suit involving a claim of $100,000 or more against Borrower (which is not covered by effective insurance) shall be considered a suit or proceeding in which an adverse decision could have a material adverse effect upon the financial condition of such Obligated Person. Borrower will also notify the Bank in writing at least 30 Business Days prior to the date that any Obligated Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral. Borrower hereby advises the Bank that the address of Borrower's chief executive office and principal place of business is as shown in Section
9.02 below.

                         (e)      Maintenance of Existence  and  Qualifications.
Maintain and preserve Borrower's existence as a partnership, and Borrower's rights and franchises which pertain to the Collateral in full force and effect and qualify to do business, if required, in all states or jurisdictions in which the Collateral is located.

                         (f)      Maintenance of  Properties.  Preserve, operate
and maintain, or cause to be preserved, operated and maintained, the Oil and Gas Properties in a good and workmanlike manner as a prudent operator in accordance with good oil and gas industry practices; maintain, preserve, protect and keep all property used or useful in the conduct of Borrower's business with respect to the Oil and Gas Properties, and cause to be maintained, preserved, protected and kept, all property used or useful in the conduct of Borrower's business relating to the Oil and Gas Properties in good condition and in compliance with all applicable laws, rules and regulations, and will from time to time make or cause to be made all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times; and cause the Oil and Gas Properties to be kept free and clear of liens, charges, security interests, encumbrances, adverse claims and title defects of every character other than: (1) the liens and security interests created by the Collateral Documents, (2) taxes constituting a lien but not due and payable, (3) defects or irregularities in title which are not such as to interfere materially with the development, operation or value of the Collateral and not such as to materially affect title thereto, (4) those set forth or referred to in the Collateral Documents, (5) those being contested in good faith by Borrower and which do not, in the judgment of the Bank, jeopardize the Bank's rights in and to the Collateral, and
(6) those consented to in writing by the Bank.

                         (g)    Payment of Taxes, Etc. File or cause to be filed
all required tax returns and pay or cause to be paid all taxes and other governmental charges or levies imposed upon any Obligated Person or upon any Obligated Person's income, profits or property before the same shall become in default; and pay or cause to be paid all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any Obligated Person's property or any part thereof; and pay and discharge when due all material debts, accounts, liabilities and charges now or hereafter owed by any Obligated Person; and maintain, or cause to be maintained, appropriate accruals and reserves for all such liabilities in a timely fashion in accordance with GAAP; provided, however, that Borrower may delay paying or discharging, or causing to be paid or discharged, any such taxes, charges, claims or liabilities so long as the validity thereof is being contested in good faith by appropriate proceedings and Borrower shall have set aside on their books adequate reserves therefor.

                         (h) Insurance. Maintain insurance reasonably acceptable
to the Bank against liability on account of damages to persons or property.

                         (i)  Books and Records.  Maintain complete and accurate
books of account and records.

                         (j)  Payment of Expenses.  Pay all reasonable costs and
expenses of the Bank (including, without limitation as to type of expense, reasonable attorneys' fees) in connection with: (1) any and all amendments, modifications, supplements, consents, waivers or other documents or instruments relating hereto or to any of the Loan Documents (it being understood that the Bank will pay for its own legal costs in connection with the preparation, execution and delivery of this Agreement and the Loan Documents to be delivered prior to the initial Advance), (2) the filing, recording, refiling and rerecording of any Collateral Documents and all amendments, supplements or modifications thereto, and any and all amendments, supplements or modifications thereto, and any and all other documents or instruments or further assurances required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Collateral Document, (3) the evaluation and confirmation of Borrower's title to the Collateral as requested by the Bank, and (4) the enforcement, after the occurrence of an Event of Default, of the Loan Documents.

                         (k)  Performance on Borrower's Behalf. If any Obligated
Person fails to pay any taxes, insurance premiums or other amounts required to be paid under any Loan Documents, the Bank may pay the same and shall be entitled to immediate reimbursement by Borrower therefor, and each amount paid shall constitute a part of Borrower's indebtedness to the Bank, shall be secured by the Collateral Documents and shall bear interest from the date such amount is paid by the Bank until the date such amount is repaid to the Bank at the Base Rate plus four percentage points per annum.

                         (l)    Compliance with Agreements and Law.  Perform all
material obligations required to be performed by any Obligated Person under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation relating to the Collateral to which any Obligated Person is a party or by which any of them or any of the Collateral is bound, and conduct, and cause to be conducted, the businesses and affairs of each Obligated Person in compliance with the laws and regulations applicable thereto (including but not limited to those relating to ecology, pollution and environmental matters).

                         (m)     Evidence of Compliance.  Furnish to the Bank at
Borrower's expense all evidence which the Bank may from time to time reasonably request, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Obligated Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

                         (n)      Accounts.  Upon request by the Bank, establish
or maintain with, or, promptly after the date hereof, transfer to, the Bank, all checking and savings accounts of Borrower, including without limitation the general operating accounts and payroll accounts of Borrower, and deposit any and all proceeds of production received by Borrower from the Collateral into one or more of said accounts.

                         (o)   Environmental Laws. Comply with all Environmental
Laws and obtain and comply with and maintain any and all licenses, approvals, registrations or permits required by the Environmental Laws.

                         (p)     Indemnity.  Defend, indemnify and hold harmless
the Bank and its employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the Oil and Gas Properties or any other property owned or operated by Borrower, or any orders, requirements or demands of governmental authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, environmental response and cleanup costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

                         (q)    Production Purchasers. Upon request by the Bank,
keep the Bank currently advised of the names and addresses of all purchasers of production from the Collateral.

                         (r)   Further Assurances. Do, or cause to be done, such
further acts and execute such further instruments as the Bank may reasonably determine to be necessary or desirable to carry out the purposes of this Agreement, and maintain and perfect the liens and security interests created by the Collateral Documents.

                Section 7.02. Negative Covenants. So long as the Note and any other amounts due hereunder shall remain unpaid, Borrower will not, without the prior written consent of the Bank (which consent will not be unreasonably withheld):

                         (a) Limitation on Distributions and Redemptions. Except
for the repayment of advances made in the ordinary course of business, make any distribution or payment (including without limitation the payment of any salary, bonus or other compensation) to any of Borrower's partners or in respect of any partnership interest in Borrower; or directly or indirectly make any capital contribution to or purchase, redeem, acquire or retire any partnership interest in Borrower (whether any such interest is now or hereafter issued, outstanding or created); or cause or permit any reduction or retirement of the partnership interests in Borrower; provided that, at the times when taxes (or estimated taxes) are payable by the partners of Borrower (up to and including April 15 of the succeeding calendar year), if no Event of Default has occurred and is continuing (or would result from such distribution), Borrower may make distributions in an aggregate amount not greater than the product of: (1) the highest tax rate payable by a corporation on ordinary taxable income under the tax laws of the United States and of the State of Montana, the State of North Dakota or the State of Colorado (whichever state has the higher tax rate), times
(2) the taxable income of Borrower for the Quarter as to which the distribution is being made (or, if such taxable income is not known at such time, the then-current estimate of such taxable income); provided that when the actual taxable income of Borrower is determined for any Year, Borrower shall cause the partners of Borrower to repay to Borrower any excess distributions made by reason of their being based upon the estimated taxable income of Borrower for the Quarters included in such Year.

                         (b) Limitation on Indebtedness.  Create, incur, assume,
guarantee, endorse, become or be liable in any manner with respect to, or suffer to exist, any Debt, liability or obligation (including, without limitation, all Debt and all contingent or secondary, or direct or indirect, debts, liabilities or obligations whatsoever), except:

                                   (1)      Borrower's indebtedness to the Bank;

                                   (2)       current   debts,   obligations  and
liabilities to pay vendors, suppliers, and persons providing goods and services normally required in the ordinary course of business (including forward sales) and on ordinary trade terms which are not delinquent or which are being contested in good faith;

                                   (3)       taxes, assessments and governmental
charges or levies which are not delinquent or which are being contested in good faith;

                                   (4)     contingent liabilities arising out of
the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

                                   (5)     Subordinated Debt; and

                                   (6)    Debt shown on the financial statements
of Borrower dated as of March 31, 1997, as heretofore furnished to the Bank.

                         (c)      Limitation on Liens.  Create, assume or permit
to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor's lien on property purchased under conditional sales or other title retention agreements and including any lease in the nature of a title retention agreement) upon any of the Collateral or any of Borrower's other assets, except:

                                   (1)  liens and security interests at any time
existing in favor of the Bank;

                                   (2)  statutory liens for taxes and other sums
which are not delinquent or which are being contested in good faith; and

                                   (3)  mechanics' and materialmen's liens  with
respect to obligations which are not delinquent or which are being contested in good faith.

                         (d) Limitation on Combinations.  Combine or consolidate
with or into any other entity, or permit any change in the ownership of Borrower, without the prior written consent of the Bank, which consent may be conditioned upon satisfaction of such conditions as the Bank may specify to insure continuing liability and obligation for payment of the Loan and continued perfection and priority of the liens and security interests securing the Loan.

                         (e)  Limitation  on Sales of Property.  Sell, transfer,
lease, exchange, alienate or dispose of any material portion of the Oil and Gas Properties or any other material assets now or hereafter owned by Borrower, except sales of oil and gas production in the ordinary course of business.

                         (f)   Fiscal Year.  Change the fiscal year currently in
effect for Borrower, which is a calendar year.

                         (g)  Working Capital. Permit Borrower's Working Capital
to be less than $1.00 as of the end of any Quarter after the date hereof.

                         (h) Current Ratio. Permit the Current Ratio of Borrower
to be less than 1.0:1.0 as of the end of any Quarter after the date hereof.

                         (i)   Partners' Capital Accounts.  Permit the aggregate
capital accounts of Borrower's partners, determined in accordance with GAAP, to be less than $15,000,000 as of the end of any Quarter after the date hereof.

                         (j)   Amendment  of  Contracts.  Amend  or  permit  any
amendment to any contract which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits pledged and assigned to or acquired by the Bank pursuant to any of the Collateral Documents.

                         (k)   Limitation  on Investments,  New  Businesses  and
Changes in Ownership.

                         (1)   Make any  expenditure or commitment  or incur any
obligation or enter into or engage in any transaction except in the ordinary course of business; (2) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to the present businesses and operations conducted by Borrower; (3) make any acquisitions of, capital contributions to, or other investments in, any business entities; (4) make any significant acquisitions or investments in any properties other than actual or prospective oil and gas properties; (5) purchase, acquire, hold or otherwise invest in, or deposit any money into, any stock, bond, evidence of indebtedness, deposit account or other security or investment other than any Permitted Investment; or (6) permit any changes in the ownership of partnership interests in Borrower by the present owners thereof, which, in the aggregate, cause either: (A) the aggregate partnership interests owned by the present owners of Borrower to decrease by more than ten percentage points from those in effect on the date hereof; or (B) the partnership interest owned by any present owner of Borrower to decrease by more than ten percentage points from that in effect on the date hereof (such present ownership being St. Mary Land & Exploration Company - 74.15 percent, and Nance Petroleum Corporation - 25.85 percent).

                         (l)    Limitation on Credit Extensions.  Extend credit,
make advances or make loans to any person or entity other than: (1) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (2) business expense advances to employees of Borrower in the ordinary course of business, (3) other loans in an amount of not more than $100,000 in the aggregate at any time, (4) advances to partners of Borrower for payment of income taxes attributable to Borrower's net income, pending reclassification of such advances as distributions permitted under Section 7.02(a) above, and (5) loans to St. Mary upon terms and conditions (including without limitation interest rates) no more favorable to St. Mary than the Loan provided for herein, so long as each such loan is evidenced by a promissory note satisfactory in form and substance to the Bank, made by St. Mary, payable to the order of Borrower, and assigned by Borrower to the Bank by an assignment satisfactory in form and substance to the Bank, and so long as the outstanding principal balance of all such loans at any time is not greater than the excess of the Commitment Amount over the sum of the aggregate outstanding principal balance of all Advances plus the face amount of all outstanding Letters of Credit at that time.

                         (m) ERISA Compliance.  Permit any plan maintained by it
to:  (1)  engage in any  "prohibited  transaction,"  as such term is  defined in
Section 4975 of the Internal Revenue Code of 1986, as amended, or (2) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA, or (3) terminate in a manner which could result in the imposition of a lien on the property of Borrower pursuant to Section 4068 of ERISA.

                         (n) Guaranties.  Assume, guaranty, endorse or otherwise
be or become directly or contingently liable for, or obligated to purchase, pay or provide funds for payment of, any obligations or indebtedness of any other Person, except for amounts not in excess of $100,000 at any time.

                                  ARTICLE VIII

                       EVENTS OF DEFAULT AND THEIR EFFECT

                Section 8.01. Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

                         (a)     Borrower shall fail to pay any principal amount
of, or interest on, the Note within five Business Days of the due date; or

                         (b)     A default shall occur under the terms of any of
the Loan Documents; or

                         (c)      Any written representation or warranty made by
Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

                         (d)      Borrower shall fail to  perform or observe any
term,  covenant or obligation set forth in Section 7.01 (o); or Section 7.02(a),
(b), (c), (d), (e), (j), (k), (l) or (n) of this Agreement; or

                         (e)      Borrower shall fail  to perform or observe any
other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Borrower by the Bank; or

                         (f)     Any Obligated Person shall fail to pay any Debt
or any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                         (g)      Any  Obligated Person shall: (1) generally not
pay its debts as such debts became due; or (2) admit in writing its inability to pay its debts generally, or shall made a general assignment for the benefit of creditors; or (3) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of itself or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for itself or for any substantial part of its property; or (4) suffer any proceeding to be instituted against it for the purposes specified in the foregoing clause (3) which shall continue for more than 60 days without discharge or dismissal thereof; or (5) take any action to authorize any of the actions set forth above in this Section 8.01(g); or

                         (h)      Any judgment or order for the payment of money
in excess of $100,000 shall be rendered against any Obligated Person and either:
(1) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (2) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, provided, in either case, that Borrower shall not have made bonding, surety or other arrangements acceptable to the Bank.

                Section 8.02. Effect of the Occurrence of any Event of Default. If any Event of Default described in Section 8.01 shall occur, in addition to any other remedies available at law or in equity, the Bank may, by notice to Borrower, declare the Loan and the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan and the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.


                                   ARTICLE IX

                                  MISCELLANEOUS

                Section 9.01. Amendments, Etc. No amendment or waiver of any provision of the Loan Documents, nor consent to any departure by any Obligated Person therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                Section 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing in mail, telegraphic communication or personal delivery,

        if to Borrower at:

                Panterra Petroleum
                550 North 31st Street, Suite 500
                Billings, MT  59101
                Attn: Robert T. Hanley

        if to the Bank at:

                Colorado National Bank
                950 Seventeenth Street
                Denver, CO 80202
                Attn: Mark E. Thompson

or, as to each of the parties, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective when received or actually so delivered addressed as aforesaid.

                Section 9.03. The Bank's Damage Limitation. The Bank shall not be liable to any Obligated Person for consequential damages, whatever the nature of a breach by the Bank in its obligations relating to the transactions governed or contemplated by this Agreement.

                Section 9.04. Arbitration. Subject to the provisions of the next paragraph below, the Bank and Borrower agree to submit to binding arbitration any and all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys and other agents) relating to the Loan and its negotiation, execution, collateralization, administration, repayment, modification, extension or collection. Such arbitration shall proceed in Denver, Colorado, shall be governed by Colorado law (including without limitation the provisions of CRS 13-21-102(5)) and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any award entered in an arbitration, whether on motions or at a hearing, with or without testimony from witnesses, shall be made by a written opinion stating the reasons for the award made. The decision of any arbitration pursuant to this Agreement shall be made based on Colorado law without reference to any choice of law rules. Judgment on any award hereunder may be entered in any court having jurisdiction.

                Nothing in the preceding paragraph, nor the exercise of any right to arbitrate thereunder, shall limit the right of any party hereto: (a) to foreclose against any real or personal property collateral by the exercise of the power of sale under a deed of trust, mortgage, or other security agreement or instrument or applicable law; (b) to exercise self-help remedies such as setoff or repossession; or (c) to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or appointment of a receiver from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, or exercise of self-help remedies shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration, including those claims or disputes arising from exercise of any judicial relief, or pursuit of provisional or ancillary remedies or exercise of self-help remedies.

                Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of commercial law for at least 10 years or a retired judge at the Colorado or United States District Court or an appellate court level: (2) a person with at least 10 years experience in commercial lending: and (3) a person with at least 5 years experience in the petroleum industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.

                Section 9.05. Release. Upon full payment and satisfaction of the Loan and all other amounts due in connection therewith as provided herein, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Loan.

                Section 9.06. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                Section 9.07. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrower and the Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may assign to one or more banks or other entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, the Loan and the Note and, to the extent of any such assignment or participation (unless otherwise stated therein), the assignee or participant of such assignment or participation shall have the same rights and benefits hereunder and under the Note as it would have if it were the Bank hereunder.

                Section 9.08. GOVERNING LAW AND SUBMISSION TO JURISDICTION. THE SUBSTANTIVE LAW OF COLORADO SHALL GOVERN ALL THE TERMS AND CONDITIONS AND INTERPRETATIONS OF THE LOAN, THIS AGREEMENT, THE NOTE AND, EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, ALL OTHER LOAN DOCUMENTS. IN THE EVENT OF
LITIGATION  CONCERNING  THE LOAN,  THIS  AGREEMENT,  THE NOTE, OR THE OTHER LOAN
DOCUMENTS, THE PARTIES HERETO AGREE THAT THE EXCLUSIVE VENUE AND PLACE OF JURISDICTION SHALL BE THE STATE OF COLORADO, CITY AND COUNTY OF DENVER, INCLUDING THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO. FURTHER, BORROWER CONSENTS TO AND AGREES TO FILE A GENERAL APPEARANCE IN THE EVENT IT RECEIVES A SERVICE OF PROCESS.

                Section 9.09. Relationship to Other Documents. In the event any provision hereof is in conflict with any provision of the Collateral Documents, the provisions hereof shall be controlling.

                IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  this
Agreement to be executed as of the date first above written.

        PANTERRA PETROLEUM
        By: St. Mary Land & Exploration
            Company, General Partner

                                                   By:  /s/ MARK A. HELLERSTEIN
                                                        Mark A. Hellerstein,
                                                        President

        By: Nance Petroleum Corporation,
            General Partner

                                                   By:  /s/ ROBERT L. NANCE
                                                        Robert L. Nance,
                                                        President

        COLORADO NATIONAL BANK

                                                   By:  /s/ MARK E. THOMPSON
                                                        Mark E. Thompson,
                                                        Vice President